Exhibit 10.52

Summary of Compensation Arrangement between Agilent and the Non-Employee Directors

As non-employee directors of Agilent, each of Robert J. Herbold, Walter B. Hewlett, Robert L. Joss, Koh Boon Hwee, Heidi Kunz, David M. Lawrence, M.D. and A. Barry Rand receive an annual cash retainer of $65,000 that is deferrable into Agilent common stock, plus $75,000 value in the form of a stock option. The Chairperson of each of the Compensation Committee and Audit and Finance Committee receives an additional $10,000 in cash. The Chairpersons of all other Board committees receive an additional $5,000 in cash if they do not also serve as Chairman of the Board. Therefore, each of Dr. Lawrence, who is Chairperson of the Compensation Committee and Ms. Kunz, who is Chairperson of the Audit and Finance Committee, receives an additional $10,000 in cash, which is deferrable into Agilent stock. Agilent requires that each director owns a minimum of 5,000 shares of Agilent common stock. This stock ownership level must be attained by the later of five years from the date they were first elected to their positions as directors or the end of fiscal year 2007.